Briefing.com, Inc.
401 N. Michigan Avenue
Suite 1680
Chicago, IL 60611
312-670-4463 (v)
312-670-5761 (f)

CONTENT LICENSE AGREEMENT

This Content License Agreement ("Agreement") is made and entered into August 25, 2006 ("Effective Date"), by and between Bonds Financial, Inc., a Delaware corporation located at 5337 Paylor Lane Suite 100, Sarasota, FL 34240 ("Licensee"), and Briefing.com, Inc., a Delaware corporation located at 401 N. Michigan Avenue, Suite 1680, Chicago, IL 60611 ("Briefing.com").

1. License Grant; Notices. Subject to the terms under Section 2 and to the other terms of this Agreement, Briefing.com hereby grants to Licensee, under all copyrights and other proprietary rights in Briefing.com's daily financial data, information, reports and services as specified in Exhibit A ("Services"), a worldwide, non-exclusive license to download the Services for the purposes of providing English language access to the Services to Licensee's Users (consisting of all persons or entities who are users of the following URL, http://www.bonds.com, hereafter "the Site") for their own personal use. Access to the *Live* Bond Market Update to Licensee's Users shall only consist of persons or entities who are account holders receiving password-protected access at all times to the *Live* Bond Market Update. The Services may be distributed from other URL's only upon the mutual written consent of both parties. Licensee agrees to include Briefing.com's copyright and other notices which appear on or in the Services on any copies of the Services it distributes hereunder. In connection with its distribution of the Services to Users, Licensee shall use Briefing.com's names, trademarks or other designations for the Services but Licensee shall not imply that it is Briefing.com or otherwise affiliated with Briefing.com. No other right or license with respect to any trademark, trade name or other designation is granted under this Agreement.

2. Consideration. Subject to the terms and conditions of this Agreement, Licensee agrees to pay Briefing.com a license fee for the Services in the amount of $1500 per month for each full calendar month during the term following the Payment Commencement Date (as hereinafter defined). For the purposes hereof, the term "Payment Commencement Date" shall mean the sooner to occur of: (i) the date that is six months following the Effective Date of this Agreement or (ii) the date on which the Services are first integrated into the Site and displayed to the general public (the "Launch Date"). Payment shall be made no later than ten days following the end of the relevant calendar month. Licensee is responsible for informing Briefing.com as to date of launch of Services. The Briefing.com logo shall be prominently branded at the top of each page of Services content on the Site with a minimum size of 139 X 27 pixels. Licensee pages which display Services headlines or teasers are not required to display the Briefing.com logo but are required to display "Source = Briefing.com" as attribution adjacent to the Services content. In no case will it be acceptable to have less than the branding and positioning as defined above in place. Failure to follow any of these requirements is a material breach of this Agreement by Licensee and grounds for termination as per Paragraph 5 b., iii of this Agreement.

3. Delivery. During the term of this Agreement, Briefing.com shall make the Services available electronically to Licensee. For purposes of delivery to the Site, Briefing.com shall provide the Services at a specific URL which shall be communicated to Licensee subsequent to the signing of the Agreement and Licensee shall take "snapshots" of the Services only from that same URL and at those specific times. Licensee understands and agrees it is Licensee's responsibility to provide any technology or applications needed to take these "snapshots" and subsequently display the Services or applications involving the Services on the Site. Except for Services content and where stated in Paragraph 2 above, Licensee agrees to bear current and future design responsibility for those Site pages involving the Services. The timing, quality and consistency of the Services provided to Licensee and its Customers shall be consistent with similar services Briefing.com provides its other customers and licensees. Briefing.com will use commercially reasonable efforts to deliver Services during market hours without interruption. In the event of an interruption, Briefing.com will notify Licensee as soon as possible. Licensee shall use commercially reasonable efforts to ensure that it displays the content of the Services accurately and shall promptly notify Briefing.com if it receives notice of inaccurately displayed Services. In addition, Licensee agrees that it will replace any inaccurate Services with corrected Services within a reasonable time after receiving such corrected Services from Briefing.com, but in no case will such replacement take longer than four (4) hours following Briefing.com's distribution of such corrected Services to Licensee. To ensure that inaccurate Services are replaced promptly, Licensee agrees to download current Services content from Briefing.com at frequencies recommended by Briefing.com, and that current Services content from Briefing.com will replace all prior Services content contained on each page. Licensee understands and acknowledges that prompt correction of inaccurate Services is essential to protect the value of Briefing.com's Services and to protect Briefing.com's overall business reputation and good-will in the marketplace. Other than as required for risk management or regulatory reasons, the Services content may not be archived without the written consent of Briefing.com. Should Briefing.com content appear in a password protected area on the Site, Licensee agrees to provide one log-in to Briefing.com for that area for review purposes. Briefing.com agrees not to use any such log-in for any other purpose and further agrees that any information or data received by Briefing.com as a result of the use of such log-in shall be deemed Confidential Information of Bonds.com pursuant to Section 9 hereof.

4. Ownership.

a. Licensee agrees that the Services, including the contents thereof, are the sole and exclusive property of Briefing.com and/or its licensors and independent third party information and content providers and agrees not to infringe or violate its or their copyrights and other proprietary rights therein. Ownership of all copyrights and other proprietary rights in the Services is retained by Briefing.com and its licensors and information and content providers. Except as expressly provided herein, Briefing.com does not convey and Licensee does not obtain any right in the Services or any data or materials utilized or provided by Briefing.com in connection with the Services. All rights not granted hereunder are expressly reserved to Briefing.com and its licensors and information and content providers.

b. Briefing.com agrees that any Licensee information, content or other materials provided to Briefing.com hereunder ("Licensee Materials") are the sole and exclusive property of Licensee and/or its licensors and independent third party information and content providers and agrees not to infringe or violate its or their copyrights and other proprietary rights therein. Ownership of all copyrights and other proprietary rights in the Licensee Materials is retained by Licensee and its licensors and information and content providers. Except as expressly provided herein, Licensee does not convey and Briefing.com does not obtain any right in the Licensee Materials. All rights not granted hereunder are expressly reserved to Licensee and its licensors and information and content providers.

c. Each party and their respective licensors and third party information and content providers retain all rights in all of their respective trademarks, trade names and service marks.

5. Term and Termination.

a. This Agreement shall commence on the Effective Date and shall remain in full force and effect (unless terminated earlier as provided below) for an initial term of one (1) year. The Agreement shall be automatically renewed for additional one (1) year periods (collectively, the "Term") unless a party gives written notice of termination at least sixty (60) days prior to the expiration of the initial term or any subsequent renewal term.

b. This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events:

i) If the other ceases to do business, or otherwise terminates its business operations or if there is a material change in control of the other; or

ii) If the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days; or

iii) If the other materially breaches any material provision of this Agreement and fails to cure substantially such breach within thirty (30) days of written notice describing the breach; or

iv) If the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within 90 days).

c. Survival. Sections 5 through and including 12 and, except as otherwise expressly provided herein, any right of action for breach of this Agreement prior to termination shall survive any termination of this Agreement.

6. Warranty: Disclaimer. Each party represents and agrees that any information, content or other materials or services provided, uploaded or transmitted by or for it to the other party or any of its customers or licensees will not, to the best actual knowledge of the providing party infringe any copyright, trademark or other proprietary right of any person or contain any libelous, defamatory, disparaging, pornographic or obscene material. Except for the foregoing, NEITHER PARTY MAKES ANY WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO ANY INFORMATION, CONTENT OR OTHER MATERIALS PROVIDED OR MADE AVAILABLE BY IT HEREUNDER AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7. Indemnification. Each party (the "Indemnitor") shall defend or settle at its expense a claim or suit against the other party (the "Indemnitee"), its sublicensees, distributors, and end Customers arising out of or in connection with an assertion that the information, content or other materials or services provided or made available by the Indemnitor (with respect to Briefing.com, also including, without limitation, Services), or the use thereof as specifically authorized by the Indemnitor, infringe any copyright, patent trademark or other proprietary rights of any third party, or are a misappropriation of any third party's trade secret, or contain any libelous, defamatory, disparaging, pornographic or obscene materials. The Indemnitor shall indemnify and hold harmless the Indemnitee its sublicensees, distributors and end Customers against and from damages, costs, and attorneys' fees, if any, incurred in defending and/or resolving such suit; provided that (a) the Indemnitor is promptly notified in writing of such claim or suit, (b) the Indemnitor shall have the sole control of the defense and/or settlement thereof, (c) the Indemnitee furnishes to the Indemnitor, on request, information available to the Indemnitee for such defense, and (d) the Indemnitee cooperates in any defense and/or settlement thereof as long as the Indemnitor pays all of the Indemnitee's reasonable out of pocket expenses and attorneys' fees. The Indemnitee shall not admit any such claim without prior consent of the Indemnitor.

8. Limited Liability. EXCEPT AS OTHERWISE PROVIDED BELOW, AND NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE OR OBLIGATED UNDER ANY SECTION OF THIS AGREEMENT OR UNDER CONTRACT, NEGLIGENCE,STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS (EXCEPT AMOUNTS PAYABLE UNDER SECTION 2). THE LIMITATIONS IN THIS SECTION 8 SHALL NOT APPLY TO AMOUNTS OWED UNDER SECTION 7.

9. Confidential Information. Each party agrees to keep confidential and not disclose or use except in performance of its obligations under this Agreement, confidential or proprietary information related to the other party's technology or business that it learns in connection with this Agreement and any other information received from the other provided that such other information or material is clearly marked confidential (or preceded by a statement that such information is confidential, if provided in oral form, which statement must be confirmed in writing; all of the foregoing, "Confidential Information"). "Confidential Information" shall not include information (i) already lawfully known to or independently developed by the receiving party without access to or use of the other party's Confidential Information, (ii) disclosed in published materials, (iii) generally known to the public, (iv) lawfully obtained from any third party, or (v) required to be disclosed by law.

10. Relationship of Parties. The parties hereto expressly understand and agree that each party is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith. Licensee is in no manner associated with or otherwise connected with the actual performance of this Agreement on the part of Briefing.com nor with Briefing.com's employment of other persons or incurring of other expenses. Except as expressly provided herein, Licensee shall have no right to exercise any control whatsoever over the activities or operations of Briefing.com.

11. Notices. Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service or postage or charges prepaid, by certified or registered mail, return receipt requested to the mailing party at its addresses set forth on the first page above or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received five (5) days after deposit in the U.S. mails.

12. Miscellaneous.

a. Prohibition Against Assignment. Neither this Agreement nor any rights, licenses or obligations hereunder, may be assigned by either party without the prior written approval of the non-assigning party. Notwithstanding the foregoing, either party may assign this Agreement to any acquirer of all or of substantially all of such party's assets or business or equity securities.

b. Applicable Law; Attorneys' Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to conflict of law principles thereof. In any action to enforce this Agreement the prevailing party will be entitled to costs and attorneys' fees.

c. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior discussions, documents and agreements, and shall not be effective until signed by both parties. No modifications may be made except in a writing signed by both parties.

d. Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

e. Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

f. Marketing. Understanding that it is in the best interests of both parties, Licensee shall make reasonable efforts to include in advertisements and promotions the availability of Briefing.com Services on the Site.

g. Publicity. Any press releases in connection with this Agreement shall be subject to the written mutual approval of the parties.

h. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date. All signed copies of this Agreement shall be deemed originals.

BRIEFING.COM, INC.:

David Beasley

Authorized Signatory

David Beasley Senior Vice President

Printed Name and Title

LICENSEE:

John J Barry IV

Authorized Signatory

JOHN J BARRY IV COO/PRESIDENT

Printed Name and Title

EXHIBIT A

Services

Briefing.com will provide Licensee access to Briefing.com's proprietary content as provided in this Exhibit A (although this content is subject to change by Briefing.com at any time until both parties have signed the Agreement). The exact mix and the names of content may change based on decisions by Briefing analysts but will remain consistent with similar arrangements provided to other content partners. This proprietary content does not include information from any third party associated with Briefing.com such as Quote.com, Reuters, Zacks or GARBAN Information Systems. Some of the content below includes abridged versions of the more active content found on the **Briefing.com Platinum(™)** service.

Content Listings:	**Update Frequency:**
Bond Market Update	*(Live)*
Economic Calendar	(1x per trading day)
The Bond Column	(1x per week)
Fed Brief	(1x per week)*
Rate Brief	(1x per trading day)**

*this is currently updated approximately 2x per month but the time displayed maximizes the possibility of accessing the latest text.

**Although the snapshot time for *Rate Brief* indicates a frequency of 1x per trading day, Licensee should be aware the current update frequency for *Rate Brief* is typically 1x per week. *Rate Brief* includes the following linked related Services content but does not include the linked content in Briefing's *Charts & Data* section.

Individual Series	Series Comparisons:
Prime Rate (1948-)	Prime Rate vs. 3-mo LIBOR (1980-)
11th Dist. COF (1981-)	3-mo LIBOR vs. 11th Dist. COF (1981-)
3-mo LIBOR (1980-)	1-yr Treasury vs. Funds Rate (1954-)
1-yr Treasury (1953-)	1-yr Treasury vs. 10-yr Treasury (1953-)
10-yr Treasury (1953-)	30 yr Treasury vs. 3-mo LIBOR (1980-)
30-yr Treasury (1977-) (1971-)	30-yr Mortgage vs. 1-yr + 2 7/8 pct
30-yr Mortgage Contract Rate (1971-)	30-yr Mortgage vs. 10-yr Treasury (1971-)